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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE


For further information contact:
Jeff MacDowell
Vice President -
Finance and Corporate Development
(972) 756-8171


                   DYNAMEX ANNOUNCES PRELIMINARY THIRD QUARTER
                         NET INCOME OF $0.04 PER SHARE

PRIOR YEAR ACCOUNTING ENTRIES TO BE REVIEWED BY
SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

           CURRENT FISCAL YEAR QUARTERLY RESULTS AND FULL PRIOR FISCAL
                    YEAR RESULTS NOT EXPECTED TO BE IMPACTED

           $4.0 MILLION OF EBITDA GENERATED DURING THE QUARTER AND NET CASH PROVIDED BY OPERATING ACTIVITIES TOTALED $4.0 MILLION

                  DEBT REDUCED BY $3.6 MILLION TO $46.2 MILLION

June 14, 1999 -- Dallas, Texas -- Dynamex Inc. (Amex: DDN) today announced preliminary third quarter 1999 net income of $365,000 ($.04 per share) based on revenues of $61.3 million. Gross profit for the quarter equaled $19.9 million or 32.4% of revenues. Selling, general and administrative expenses were $15.8 million or 25.7% of revenues. EBITDA (Earnings before interest, taxes, depreciation and amortization) for the quarter totaled $4.0 million or 6.6% of revenues. Operating income for the quarter was $2.0 million or 3.3% of revenues. The financial results contained in this press release are preliminary and subject to the results of a Special Committee's review described herein.

Richard K. McClelland, Chairman and CEO of Dynamex, said, "Our cost reduction efforts since January have yielded annualized savings in excess of our $1.8 million initial goal. These reductions will be more fully realized in the fourth quarter. Revenue continues to grow in the range of 5% to 7%, but below our double-digit goals. Our increased emphasis on collection efforts has reduced DSO and outstanding receivable balances. In addition, I am very pleased that we are on track with our forecast for the third quarter."

Net cash provided by operating activities for the quarter totaled $4.0 million. Accounts receivable was reduced to $27.8 million at April 30, 1999 from $29.4 million at January 31,


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1999. Days sales outstanding were reduced by five days to 41 days at April 30,
1999 from 46 days at January 31, 1999. Debt was reduced during the third quarter by $3.6 million to $46.2 million at April 30, 1999.

The Company also announced that it has discovered potentially unsupportable accounting entries that increased net income approximately $450,000 in the third quarter 1998 with a corresponding reduction in fourth quarter 1998 net income. These accounting entries were discovered during management's normal quarterly review process for the period ended April 30, 1999. Based on its initial review of these entries, management believes that the impact is limited to the third and fourth quarters of fiscal year 1998, and does not believe that the reported results for the full fiscal year 1998 nor the quarterly results for fiscal year 1999 will be impacted by these entries.

The Audit Committee of the Board of Directors has formed a Special Committee of outside directors to review the matter further. The Special Committee has engaged the law firm of Weil, Gotshal & Manges LLP to assist in the review. Weil, Gotshal has engaged Deloitte & Touche to assist in connection with the review. The Special Committee hopes to complete its review within the next several weeks. Any restated quarterly results for the period ending April 30, 1998 have been delayed pending completion of the review by the Special Committee. In addition, the quarterly report on Form 10-Q for the period ended April 30, 1999 similarly will be delayed due to the required inclusion of comparable prior year results.

Mr. McClelland stated, "I fully support the Audit Committee's decision to thoroughly review the circumstances around these accounting entries. While we are extremely disappointed additional changes may be necessary in our prior year quarterly results, we do not anticipate any changes in the full year 1998 results or the current fiscal year's results."

Dynamex is a leading provider of same-day delivery and logistics services in the United States and Canada.

This release contains forward-looking statements which involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, statements with respect to the outcome of the Special Committee's review, acquisition strategy, competition, foreign exchange, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company's filings with the Securities and Exchange Commission. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

                                - Table follows -


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DYNAMEX INC. AND SUBSIDIARIES
CONDENSED STATEMENT OF CONSOLIDATED INCOME
(In thousands, except per share data)
(Unaudited)
--------------------------------------------------------------------------------


                                                 Three months ended
                                                   April 30, 1999
                                                 ------------------
                                                    (Preliminary)
 Sales                                           $61,263     100.0%

 Cost of sales                                    41,407      67.6%
                                                 -------   -------

 Gross profit                                     19,856      32.4%

 Selling, general and administrative expenses     15,761      25.7%

 Unusual items                                        53       0.1%

 Depreciation and amortization                     2,031       3.3%
                                                 -------   -------

 Operating income                                  2,011       3.3%

 Interest expense                                  1,125       1.8%
                                                 -------   -------

 Income before taxes                                 886       1.5%

 Income tax expense                                  521       0.9%
                                                 -------   -------

Net income                                       $   365       0.6%
                                                 =======   =======

Earnings per common share - basic:               $  0.04
                                                 =======

Earnings per common share - assuming dilution:   $  0.04
                                                 =======

Weighted average shares:
   Common shares outstanding                      10,085
   Adjusted common shares - assuming
      Exercise of stock options                   10,222


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